Exhibit 99.1

CONTACT:

Edith Hurley

617 926 1551

Panacos Announces Voluntary Decision to Delist Common Stock from

Nasdaq and Terminate SEC Registration of Common Stock

- To preserve capital, Board of Directors reduced to three members -

WATERTOWN, MA - (February 27, 2009) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), today announced it has notified The Nasdaq Stock Market LLC of the Company’s decision to voluntarily delist its common stock from trading on The Nasdaq Capital Market. Following the delisting, the Company intends to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and thereafter to cease filing reports with the Securities and Exchange Commission (“SEC”).

Delisting of the Company’s common stock follows a unanimous decision made by Panacos’ Board of Directors. Further in the interest of conserving capital, the Board also decided to reduce its size from seven to three Directors. Directors who will remain are Board Chairman, Jeremy Hayward-Surry, Laurent Fischer, M.D., and President and Chief Executive Officer, Alan W. Dunton, M.D. Directors who have stepped down from their Board positions include Irwin Lerner, who has served on the Company’s Board of Directors since 1997, Robert Savage, who has served since 2007, and Joseph Limber and John Fletcher, who have served since 2001 and 2005, respectively. These changes took immediate effect following the close of yesterday’s Board meeting. These resignations follow recent announcements regarding reductions in personnel at the Company.

Panacos anticipates it will file with the SEC a Form 25 relating to the delisting of its common stock from The Nasdaq Capital Market on or about March 9, 2009, and the delisting will be effective ten days thereafter. Accordingly, the Company anticipates the last day of trading of its securities on The Nasdaq Capital Market will be on or about March 18, 2009.

Following the delisting, the Company plans to file a Form 15 to deregister its common stock under the Exchange Act. Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will be suspended immediately. The Company expects the deregistration will become effective 90 days after the date of filing of the Form 15 with the SEC.

The Company anticipates that following the delisting, its common stock may be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s stock. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium. Accordingly, stockholders’ ability to effectuate trades in the Company’s common stock following the delisting is likely to be materially adversely impacted.

The Company has determined it is necessary to take these steps in order to preserve Panacos’ limited remaining financial resources, as the Company continues to explore strategic alternatives in order to monetize its technology assets, which may take the form of sales or licensing transactions with respect to some or all of those assets. In light of the current negative economic and capital markets conditions, if the Company is unable to enter into such transactions in a timely manner, the Company’s ability to continue operations into the second quarter of 2009 is in doubt.

As previously announced, the Company is currently not in compliance with the minimum bid price requirement for continued inclusion on the NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 4310(c)(8)(E).

About Panacos Pharmaceuticals

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion. Approximately one million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure.

Except for the historical information contained herein, statements made herein, including those relating to the Company’s ability to complete the sale of its pipeline products or complete a strategic transaction of the Company in its entirety on favorable terms, the potential results of treatment with its pipeline products and future clinical trials and clinical practice, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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